UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 15, 2007

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	0-21138	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 W. Cypress Creek Road, Suite 100, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954 556-4020

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2007, EnerDel, an 80.5% owned subsidiary of Ener1, Inc. (the "Company",) entered into a five year commercial lease, as lessee, of its 92,000 square foot R&D and manufacturing facility in Indianapolis, Indiana, with Universal Tool & Engineering Company, Inc. ("UTE"), as lessor. The terms of the lease call for monthly lease payments of $36,416.67 plus insurance and real estate taxes. In addition, on May 21, 2007, EnerDel, Ener1 and UTE also entered into a Purchase Money Financing Agreement for additional Improvements under which EnerDel and UTE agreed to settle claims made by UTE that it was entitled to payment of $487,129 for leasehold improvements made to the premises; EnerDel agreed to pay this amount over a twelve month period commencing May 1, 2007. EnerDel and UTE also agreed to withdraw the lawsuits each previously filed against the other regarding the leasing of the premises and the payment for the leasehold improvements. The agreements are dated March 1, 2007 and were awaiting approval of the probate court that is overseeing the operations of UTE. Court approval was granted today. These lawsuits were described in the Company’s Quarterly Report on Form 10-QSB for the period ended March 31, 2007, filed with the Securities and Exchange Commission on May 15, 2007.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On May 15, 2007, Portside Growth and Opportunity Fund ("Portside") delivered a letter to the Company pursuant to Section 6(d)(ii) of the Company's senior secured convertible debentures due 2009 issued on January 20, 2004 and Section 6(e)(ii) of the Company's senior secured convertible debentures due 2009 issued on March 14, 2005, as successor to Omicron Master Trust, providing notice of a breach under the Debentures as a result of the Company's failure to make certain payments to Portside totaling $246,598.13 as required under the terms of the Registration Rights Agreements relating to the Debentures. Portside holds a total of approximately $2.93 million in principal of the Debentures. The Company is discussing with Portside terms upon which the Company would pay the amount owed and cure the breach. An event of default would occur under the Debentures if such breach is not cured within ten business days of receiving notice of a breach.

Item 3.02 Unregistered Sales of Equity Securities.

On May 21, 2007, Ener1 Group, Inc. exercised warrants to purchase, and the Company issued to Ener1 Group, 18,800,000 shares of common stock of Ener1, Inc. for $4,700,000, that has been advanced to the Company beginning on December 12, 2006, which has been used for working capital purposes. In addition, the Company issued warrants to Ener1 Group to purchase up to 11,880,000 shares of its common stock at a per share exercise price of $0.30. These warrants have a term of five years. These issuances were exempt from registration under Section 4(2) of the Securities Act of 1933 as issuances not involving a public offering.

Item 7.01 Regulation FD Disclosure.

On May 22, 2007, Ener1, Inc. will issue a press release descibing the award of a research grant from the Office of Naval Research ("ONR") in the amount of $853,000 to develop a lithium ion battery system for use in asset tracking applications. The press release is attached hereto as Exhibit 99.1. This Current Report and Exhibit 99.1 hereto are being furnished pursuant to Regulation FD.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 - Press Release to be issued on May 22, 2007.

This information is furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing. By filing this report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

May 21, 2007	By:	/s/ Ajit Habbu

Name: Ajit Habbu
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release issued on May 22, 2007